FIRST ADVANTAGE CORPORATION REPORTS OPERATING
                      RESULTS FOR THE FIRST QUARTER OF 2004

ST. PETERSBURG, Fla., April 20, 2004--First Advantage Corporation (NASDAQ:
FADV), a global risk management solutions provider, today announced operating results for the first quarter of 2004 that included total revenue of $57.4 million - representing an increase in revenue of 15 percent over last quarter and 82 percent over the first quarter of 2003.

First Advantage completed six acquisitions in the first quarter, and it continues to execute the growth strategy initiated following the company's formation in June 2003 from the merger of the Screening Technologies division of The First American Corporation (NYSE: FAF) with US SEARCH.com Inc. Since its formation, First Advantage has acquired 16 companies--increasing scale in existing business lines and adding new services to its growing risk management portfolio. Integration efforts are underway with acquired subsidiaries transferring corporate functions to First Advantage and methodically consolidating operations with the core units in the respective business lines.

First Advantage reported net income for the quarter ended March 31, 2004, of $0.6 million (3 cents per diluted share), as compared with the quarter ended Dec. 31, 2003, when the company reported a net loss of $1.0 million (5 cents per diluted share). The results for the fourth quarter of 2003 included an after-tax charge of $1.1 million (5 cents per diluted share) for the write-down of capitalized software and severance costs in connection with the continued integration of operations in the Enterprise Screening segment. For the quarter ended March 31, 2003, the First American Screening Technologies division's net income was $0.3 million.

Revenues for the company were $57.4 million and $49.9 million for the quarters ended March 31, 2004, and December 31, 2003, respectively. The First American Screening Technologies division's revenue was $31.5 million for the quarter ended March 31, 2003.

Earnings before interest, taxes, depreciation and amortization were $4 million and $796,000 for the quarters ended March 31, 2004, and Dec. 31, 2003, respectively. The first and fourth quarters have historically been the company's slowest, with decreased volumes in key business lines due to the decline in hiring and apartment rentals resulting from the holiday season and inclement weather.

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First Advantage Corporation Reports Operating Results for the First Quarter of
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John Long, chief executive officer and president of First Advantage Corporation, said: "First Advantage kicked off 2004 with a solid performance both operationally and strategically. Our core business units performed well and contributed to the quarter's revenue growth of $7.5 million, with $3.7 million of that in organic sales growth--a 7.5 percent increase over last quarter."

The integration of the subsidiaries in the Enterprise Screening segment is continuing as planned. The company anticipates the consolidation of its employment background screening businesses to be substantially complete by year-end, whereas the consolidation of its occupational health businesses is more complex and will extend into 2005. In 2003, the operations of First Advantage's core resident screening businesses were successfully merged. Currently, the company is in the process of integrating the recently acquired Landlord Protect and U.D. Registry. It is expected that these consolidations will be substantially completed before September 30 of this year.

The consolidation effort in the Risk Mitigation segment is also going well, as the integration of two acquired motor vehicle record reporting companies remains on schedule.

"Our acquisition strategy for the remainder of 2004 will focus on stand-alone complementary businesses in the Risk Mitigation and Enterprise Screening segments," said Long. "This will expand our breadth of products and services, increase cross-selling opportunities, and allow our existing business units to concentrate on achieving margin improvement that is expected to result from their consolidation.

"We are encouraged by the recent positive economic indicators with respect to employment. A sustained increase in employment, together with our consolidation efforts and cross-selling activities, will accelerate organic growth and contribute to increased operating margins."

First Advantage management continues to support their previous estimate that revenues will exceed $250.0 million in 2004. Year to date, the company has acquired Quantitative Risk Solutions LLC; Proudfoot Reports Incorporated; MVRs, Inc.; Background Information Systems, Inc.; Infocheck, Ltd.; Landlord Protect, Inc. and U.D. Registry, Inc.

                                    - more -
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First Advantage Corporation Reports Operating Results for the First Quarter of
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2004
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Summary Income Statement (Unaudited)

                                                                  Three Months Ended
                                          -------------------------------------------------------------------
                                                 March 31, 2004        December 31, 2003       March 31, 2003

Service revenues                                 $   45,959,000         $   41,027,000        $   24,184,000
Reimbursed government fee revenues                   11,474,000              8,862,000             7,357,000
                                            --------------------   --------------------   -------------------
 Total revenues                                      57,433,000             49,889,000            31,541,000

Cost of service revenues                             13,981,000             13,500,000             6,462,000
Government fees paid                                 11,474,000              8,862,000             7,357,000
                                            --------------------   --------------------   -------------------
 Total cost of sales                                 25,455,000             22,362,000            13,819,000

  Gross margin                                       31,978,000             27,527,000            17,722,000
                                            --------------------   --------------------   -------------------

Salaries and benefits                                17,712,000             15,080,000            10,525,000
Other operating expenses                             10,304,000              9,923,000             4,716,000
Depreciation and amortization                         2,640,000              2,462,000             1,779,000
Impairment loss                                               -              1,739,000                     -
                                            --------------------   --------------------   -------------------

  Income (loss) from operations                       1,322,000            (1,677,000)               702,000
                                            --------------------   --------------------   -------------------

Interest (expense) income:
 Interest expense                                     (231,000)               (87,000)              (19,000)
 Interest income                                         11,000                 11,000                11,000
                                            --------------------   --------------------   -------------------
  Total interest expense, net                         (220,000)               (76,000)               (8,000)
                                            --------------------   --------------------   -------------------

Income (loss) before income taxes                     1,102,000            (1,753,000)               694,000
Provision (benefit) for income taxes                    463,000              (746,000)               364,000
                                            --------------------   --------------------   -------------------
  Net income (loss)                              $      639,000         $  (1,007,000)        $      330,000
                                            ====================   ====================   ===================

Per share amounts:
Basic earnings (loss) per share                  $         0.03         $       (0.05)            N/A
                                            --------------------   --------------------


Basic weighted-average shares outstanding            21,155,223             20,828,429            N/A
                                            --------------------   --------------------

Diluted earnings (loss) per share                $         0.03         $       (0.05)            N/A
                                            --------------------   --------------------

Diluted weighted-average shares
outstanding                                          21,346,133             21,020,537            N/A
                                            --------------------   --------------------

EBITDA calculation:
Net income (loss)                                $      639,000         $  (1,007,000)        $      330,000
Provision (benefit) for income taxes                    463,000              (746,000)               364,000
Interest expense                                        231,000                87,000                 19,000
Depreciation and amortization                         2,640,000             2,462,000              1,779,000
                                            --------------------   --------------------   -------------------
Earnings before interest, taxes,
depreciation and amortization (EBITDA)*          $    3,973,000         $     796,000         $    2,492,000
                                            ====================   ====================   ===================

*EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA is used by certain investors to analyze and compare companies.

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First Advantage Corporation Reports Operating Results for the First Quarter of
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2004
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Segment Financial Information (Unaudited)

                                                                 Three Months Ended
                                             ------------------------------------------------------------
                                                 March 31, 2004     December 31, 2003     March 31, 2003
Total Revenues
Enterprise Screening                            $    36,019,000      $    30,747,000      $   22,462,000
Risk Mitigation                                      17,739,000           15,556,000           9,402,000
Consumer Direct                                       4,232,000            3,991,000                   -
Corporate and Eliminations                            (557,000)            (405,000)           (323,000)
                                             ------------------- -------------------- -------------------
Consolidated                                    $    57,433,000      $    49,889,000      $   31,541,000
                                             =================== ==================== ===================

Income (Loss) Before Income Taxes
Enterprise Screening                            $     1,883,000      $   (1,310,000)      $      452,000
Risk Mitigation                                       1,123,000            1,436,000           1,400,000
Consumer Direct                                        (15,000)             (75,000)                   -
Corporate and Eliminations                          (1,889,000)          (1,804,000)         (1,158,000)
                                             ------------------- -------------------- -------------------
Consolidated                                    $     1,102,000      $   (1,753,000)      $      694,000
                                             =================== ==================== ===================

About First Advantage Corporation
First Advantage Corporation (NASDAQ: FADV) provides best-in-class single-source solutions for global risk mitigation and enterprise and consumer screening needs. Incorporating state-of-the-art technology, proprietary systems and data resources, First Advantage is a leading provider of employment background screening, drug-free workplace programs, physical exams and other occupational health testing, resident screening, motor vehicle records, insurance fraud investigations, supply chain security and consumer location services. First Advantage ranks among the top three companies in all of its business lines. First Advantage is headquartered in St. Petersburg, Fla., and has nearly 1,500 employees in offices throughout the United States and abroad. Further information about the company is available at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a Fortune 500 company that traces its history to 1889. First American is the nation's largest data provider, supplying businesses and consumers with information resources in connection with the major economic events of people's lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

Certain statements in this press release, including those relating to integration in the Enterprise Screening Segment, consolidation of the employment background screening, occupational health and resident screening businesses, consolidation effort in the Risk Management segment, consolidation of corporate functions, effects of consolidation on earnings, 2004 acquisition activities, cross-selling opportunities, margin improvement, acquisition targets, accelerated organic growth and effects of consolidation on earnings are forward looking. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: general volatility of the capital markets and the market price of the company's Class A common stock; the company's ability to successfully raise capital; the company's ability to identify and complete acquisitions and successfully integrate businesses it acquires; changes in applicable government regulations; the degree and nature of the company's competition; increases in the company's expenses; continued consolidation among the company's competitors and customers; unanticipated technological changes and requirements; and the company's ability to identify suppliers of quality and cost-effective data. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
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